Exhibit 99.14

Consent of Person Named

as About to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, I, Edward A. Kangas, have agreed to serve as a member of the board of directors of Allscripts-Misys Healthcare Solutions, Inc. and grant it consent to use my name in its Registration Statement on Form S-4, dated June 28, 2010, and all amendments, including post-effective amendments, to the Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933).

Dated: June 28, 2010

/s/ Edward A. Kangas
Edward A. Kangas